                                                                    EXHIBIT 4.01


               NOTE AND SECURITY AGREEMENT DATED AS OF MAY 7, 1999
                                 by and between
  Tekelec, IEX Corporation and the Significant Stockholders of IEX Corporation

                                    TEKELEC,

                                IEX CORPORATION,



                                       AND



                       SIGNIFICANT STOCKHOLDERS OF COMPANY



                           NOTE and Security Agreement




                             Dated as of May 7, 1999




================================================================================

                                TABLE OF CONTENTS


ARTICLE ONE..............................................................................................................2

           SECTION 1.1.  Definitions.....................................................................................2

ARTICLE TWO..............................................................................................................9

           SECTION 2.1.  Delivery of the Notes at the Closing............................................................9


           SECTION 2.2  Escrow Notes....................................................................................11


           SECTION 2.3  Payments........................................................................................11

ARTICLE THREE...........................................................................................................12

           SECTION 3.1.  Interest Rate; When Payable....................................................................12


           SECTION 3.2.  Default Rate...................................................................................12


           SECTION 3.3.  Waiver of Usury Laws...........................................................................13

ARTICLE FOUR............................................................................................................13

           SECTION 4.1.  Investment Representations.....................................................................13


           SECTION 4.2.  Source of Consideration........................................................................14

ARTICLE FIVE............................................................................................................14

           SECTION 5.1.  Limits on Resales of Notes.....................................................................14


           SECTION 5.2.  Subordination of Notes and Claims..............................................................16

ARTICLE SIX.............................................................................................................17

           SECTION 6.1.  Prohibition on Dividends and Distributions of Company..........................................17


           SECTION 6.2.  Prohibition of Equity Issuances of the Company.................................................17






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
           SECTION 6.3.  Prohibition of Liens on Company Assets.........................................................18


           SECTION 6.4.  Restriction on Certain Transactions; Asset Sales by the Company................................18


           SECTION 6.5.  Limitation on Other Company Indebtedness.......................................................19


           SECTION 6.6  Affiliate Transactions with Company.............................................................20


           SECTION 6.7.  SEC Filings....................................................................................21


           SECTION 6.8  Identification of Senior Indebtedness and Designated Senior Indebtedness........................21


ARTICLE SEVEN...........................................................................................................21

           SECTION 7.1.  Agreement of Subordination.....................................................................21


           SECTION 7.2.  Payments to Significant Stockholders...........................................................22


           SECTION 7.3.  Subrogation of Notes...........................................................................25


           SECTION 7.4.  Authorization to Effect Subordination..........................................................27


           SECTION 7.5.  No Impairment of Subordination.................................................................27


           SECTION 7.6.  Senior Indebtedness of Parent Entitled to Rely.................................................28

ARTICLE EIGHT...........................................................................................................28

           SECTION 8.1.  Failure to Make Payments When Due..............................................................28


           SECTION 8.2  Default in Other Agreements.....................................................................28


           SECTION 8.3.   Other Defaults Under Agreements...............................................................29


           SECTION 8.4.  Involuntary Bankruptcy: Appointment of Receiver, etc...........................................29




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
           SECTION 8.5.  Voluntary Bankruptcy; Appointment of Receiver, etc.............................................30


           SECTION 8.6.  Dissolution....................................................................................30


           SECTION 8.7.  Judgments and Attachments......................................................................30

ARTICLE NINE............................................................................................................31

           SECTION 9.1.  Appointment....................................................................................31


           SECTION 9.2.  Powers: General Immunity.......................................................................32


           SECTION 9.3  Right to Indemnity..............................................................................34


           SECTION 9.4.  Payee of Note Treated as Owner.................................................................34


           SECTION 9.5.  Successor Agent................................................................................34

ARTICLE TEN.............................................................................................................35

           SECTION 10.1 Security........................................................................................35


           SECTION 10.2. Rights and Remedies Upon Event of Default......................................................38


           SECTION 10.3. Termination....................................................................................39

ARTICLE ELEVEN..........................................................................................................40

           SECTION 11.1. Ratable Sharing................................................................................40


           SECTION 11.2. Set Off........................................................................................41


           SECTION 11.3. Governing Law..................................................................................41


           SECTION 11.4. Assignment; Successors and Assigns.............................................................41


           SECTION 11.5. Severability...................................................................................41




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
           SECTION 11.6. Counterparts...................................................................................42


           SECTION 11.7. Other Remedies.................................................................................42


           SECTION 11.8. Amendment and Waivers..........................................................................42


           SECTION 11.9. Expenses.......................................................................................43


           SECTION 11.10. Attorneys' Fees...............................................................................43


           SECTION 11.11. Notices.......................................................................................43


           SECTION 11.12. Construction of Agreement.....................................................................45


           SECTION 11.13. Further Assurances............................................................................45


           SECTION 11.14. Other Waivers.................................................................................45


           SECTION 11.15. Entire Agreement..............................................................................45

           SECTION 11.16. Submission to Jurisdiction; Waiver of Jury Trial..............................................46



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


                           NOTE AND SECURITY AGREEMENT


            THIS NOTE AND SECURITY AGREEMENT ("Agreement") is entered into as of May 7, 1999 among Tekelec, a California corporation ("Parent"), IEX Corporation, a Nevada corporation and upon the effectiveness of the Merger (as defined below) a wholly-owned subsidiary of Parent (the "Company"), and the parties listed on the signature pages hereof (each individually referred to herein as a "Significant Stockholder" and collectively as "Significant Stockholders").

                                    RECITALS

         A. Parent, Eagle Lonestar Corporation, a Delaware corporation ("Newco"), the Company and certain of the Significant Stockholders have entered into an Agreement and Plan of Reorganization dated as of April 20, 1999 (the "Merger Agreement"), pursuant to which Newco, a new corporation organized as a wholly-owned subsidiary of Parent, will be merged with and into the Company in a reverse triangular merger (the "Merger"), with the Company to be the surviving corporation of the Merger, all pursuant to the terms and conditions of the Merger Agreement, the Articles of Merger and the provisions of applicable law.

         B. Upon the effectiveness of the Merger, all the shares of common stock of the Company ("Company Common Stock") that are outstanding immediately prior to the effectiveness of the Merger will be converted into the right to receive an amount of cash from Parent and, for Significant Stockholders, subordinated Secured Promissory Notes issued jointly and severally by Parent and the Company ("Obligors") in the form of Exhibit A hereto (each individually referred to herein as a "Note" and collectively as the "Notes") on the basis determined in the Merger Agreement, the Articles of Merger and this Agreement.

         C. Obligors' obligations to Significant Stockholders under the Notes (the "Obligations") will be secured by (a) a pledge of the common stock of the Company by Parent and (b) the grant by the Company of a security interest in all assets and properties of the Company, pursuant to the terms and conditions of this Agreement and the Notes (the "Financing Documents").

         D. The Obligors and Significant Stockholders desire to provide for and set forth herein the terms and conditions governing such secured financing by the Significant Stockholders.

                                    AGREEMENT

         NOW THEREFORE, for and in consideration of the mutual covenants and the representations and warranties set forth herein, it is mutually covenanted and agreed among the parties hereto as follows:

                                   ARTICLE ONE

                                   Definitions

SECTION 1.1      Definitions.

            "Affiliated Transferee" has the meaning assigned to that term in
Section 5.1 hereof.

            "Aggregate Amounts Due" has the meaning assigned to that term in
Section 11.1 hereof.

            "Agreement" means this Agreement, as amended or supplemented from time to time in accordance with its terms.

            "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

            "Business Day" means a day that is not a Saturday, a Sunday or a day on which banking institutions in Los Angeles, California are not required to be open.

            "Capital Lease", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with generally accepted accounting principles, is accounted for as a capital lease on the balance sheet of that Person.

            "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including securities convertible into such corporate stock.

            "Certificates" has the meaning assigned to that term in Section 2.1 hereof.

            "Closing" has the meaning assigned to that term in Section 2.1 hereof.

            "Closing Date" has the meaning assigned to that term in Section 2.1 hereof.

            "Co-Agent" has the meaning assigned to that term in Section 9.1 hereof and includes any successor Co-Agent appointed pursuant to Section 9.5 hereof.

            "Collateral" has the meaning assigned to that term in Section 10.1 hereof.

            "Designated Senior Indebtedness" means (i) any and all indebtedness under Parent's Credit Agreement with Imperial Bank (as it may be amended, restated, extended, restructured or modified), now or hereafter outstanding and
(ii) any other Senior Indebtedness of Parent in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which Parent is a party) expressly provides that such Senior Indebtedness shall be "Designated Senior Indebtedness" for purposes of this Agreement (provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of the Designated Senior Indebtedness).

            "ERISA" means the Employment Retirement Income Security Act of 1974, as amended from time to time.

            "Escrow Agent" has the meaning assigned to that term in Section 2.1 hereof.

            "Escrow Agreement" has the meaning assigned to that term in Section
2.2 hereof.

            "Escrow Notes" has the meaning assigned to that term in Section 2.1 hereof.

            "Events of Default" has the meaning assigned to that term in Article 8 hereof.




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



            "Extended Maturity Date(s)" has the meaning assigned to that term in
Section 2.1 hereof.

            "First Extended Maturity Date" has the meaning assigned to that term in Section 3.1 hereof.

            "Indebtedness," as applied to any Person, means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations under (w) securities repurchase agreements, (x) interest rate swaps, caps, collars, options and similar arrangements, (y) any foreign exchange contract, currency swap contract, futures contract, currency option contract or other foreign currency hedge, and (z) credit swaps, caps, floors, collars and similar arrangements, (iv) obligations incurred, assumed or guaranteed in connection with the acquisition by it or a Subsidiary of any business, property or assets (except Purchase Money Debt classified as accounts payable under generally accepted accounting principles),
(v) obligations as lessee under Capital Leases and liabilities under any financing lease or so-called "synthetic" lease transaction entered into, (vi) reimbursement obligations in respect of letters of credit, bank guarantees or bankers' acceptances, and (vii) obligations under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (vi) above.

            "Indemnity Section" has the meaning assigned to that term in Section
2.2 hereof.

            "Initial Maturity Date" has the meaning assigned to that term in
Section 2.1 hereof.

            "Lien" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest), financing statement or similar document, and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

            "Material Assets" means assets of the Company having a book value in excess of fifteen percent (15%) of the total book value of the Company's assets.

            "Maturity Date" has the meaning assigned to that term in Section 2.1 hereof.

            "Net Cash Proceeds" means with respect to any asset sale by any Person, cash or cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiror of debt or other obligations relating to such properties or assets) therefrom by such Person, net of (A) all legal, title and recording tax expenses, commissions and other fees for services provided by non-affiliated Persons and expenses incurred and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such asset sale, (B) all payments made by such Person or its Subsidiaries on any debt which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such asset sale or by applicable law, be repaid out of the proceeds from such asset sale and (C) appropriate amounts to be provided by such Person or any Subsidiary thereof, as the case may be, as a reserve as required by generally accepted accounting principles against any liabilities associated with such assets and retained by such Person or any Subsidiary thereof, as the case may be, after such asset sale, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such asset sale, in each case as determined by the board of directors, in its reasonable good faith judgment evidenced by a resolution of the board of directors; provided, however, that any reduction in such reserve within twelve months following the consummation of such asset sale will be treated for all purposes in the Financing Documents as a new asset sale at the time of such reduction with Net Cash Proceeds equal to the amount of such reduction.

            "Payment Blockage Notice" has the meaning assigned to that term in
Section 7.2 hereof.

            "Permitted Encumbrances" means the following types of Liens:

                 (i) Liens for taxes, assessments or governmental charges or claims the payment of which are not, at the time, delinquent or are being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by generally accepted accounting principles shall have been made therefor;

                 (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or that are being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by generally accepted accounting principles shall have been made therefor;

                 (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                 (iv) Liens securing Purchase Money Debt if the only collateral for such Purchase Money Debt is the assets acquired therewith;

                 (v) leases or subleases granted to others not interfering in any material respect with the ordinary conduct of business;

                 (vi) easements, rights-of-way, restrictions, minor defects, encroachments or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of business;

                 (vii) any interest or title of a lessor or sublessor under any lease;

                 (viii) Liens arising from filing Uniform Commercial Code financing statements relating solely to leases;

                 (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

                 (x) Liens existing on the date of this Agreement.

            "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

            "Pro Rata Share" means (i) with respect to all payments, computations and other matters relating to the Note of any Significant Stockholder, the percentage obtained by dividing (x) the outstanding principal amount owing under such Note to such Significant Stockholder by (y) the aggregate principal amount owing under all Notes to all Significant Stockholders.

            "Purchase Money Debt" of any Person means debt of such Person secured by a Lien on real or personal property of such Person which debt (a) constitutes all or a part of the purchase price or construction cost of such property or (b) is incurred prior to, at the time of or within 180 days after the acquisition or substantial completion of such property for the purpose of financing all or any part of the purchase price or construction cost thereof; provided, however, that (w) the debt so incurred does not exceed 100% of the purchase price or construction cost of such property and related expenses, (x) such Lien does not extend to or cover any property other than such item of property and any improvements on such item and proceeds thereof, (y) the purchase price or construction cost for such property is or should be included in "addition to property, plant and equipment" in accordance with generally accepted accounting principles, and (z) the purchase or construction of such property is not part of any acquisition of a Person or business unit or line of business.

            "Requisite Stockholders" means Significant Stockholders (or their respective successors or assigns) having or holding more than fifty percent (50%) of the aggregate outstanding principal amount of the Notes.

            "Representatives" has the meaning assigned to that term in Section
9.1 hereof.

            "Right of First Refusal" has the meaning assigned to that term in
Section 5.1 hereof.

            "SEC" means the Securities and Exchange Commission.

            "Securities Act" means the Securities Act of 1933, as amended from time to time.

            "Senior Indebtedness" means, without duplication, the principal and unpaid interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding), and, to the extent not included in the foregoing, all amounts payable as fees, costs, expenses, liquidated damages, indemnities, repurchase and other put obligations and other amounts to the extent accrued or due or in connection with all present and future (i) indebtedness of Parent for borrowed money, (ii) obligations of Parent evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of Parent under (w) securities repurchase agreements, (x) interest rate swaps, caps, collars, options and similar arrangements, (y) any foreign exchange contract, currency swap contract, futures contract, currency option contract or other foreign currency hedge, and (z) credit swaps, caps, floors, collars and similar arrangements, (iv) obligations incurred, assumed or guaranteed by Parent in connection with the acquisition by it or a Subsidiary of any business, property or assets (except Purchase Money Debt classified as accounts payable under generally accepted accounting principles), (v) obligations of Parent as lessee under Capital Leases and liabilities under any financing lease or so-called "synthetic" lease transaction entered into by Parent, (vi) reimbursement obligations of Parent in respect of letters of credit, bank guarantees or bankers' acceptances, (vii) obligations of Parent under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (vi) above; provided that Senior Indebtedness shall not include: (a) any indebtedness or obligations of the kinds referred to in clause (i) through (vii) above (collectively, "Debt") as to which, in the instrument or agreement creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that such Debt shall be subordinated in right of payment to any other Debt of Parent, unless such instrument or agreement expressly provides that such Debt shall be senior in right of payment to the Notes; (b) any Debt of Parent as to which, in the instrument or agreement creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that such Debt shall not be senior in right of payment to, or is pari passu in right of payment with, or ranks junior in right of payment to, the Notes; (c) Debt of Parent in respect of the Notes; and (d) any Debt of Parent to any Subsidiary or other affiliate of Parent. Notwithstanding the foregoing, Senior Indebtedness shall not at any time exceed the difference between (a) $150,000,000 and (b) the outstanding aggregate principal amount of the Notes.

            "Stockholders" has the meaning assigned to that term in Section 8.7 hereof.

            "Subsidiary" means, with respect to any Person, any corporation, partnership, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

                                   ARTICLE TWO

                                    The Notes

SECTION 2.1      Delivery of the Notes at the Closing.


            Subject to the terms and conditions set forth herein and in the Merger Agreement and Articles of Merger, Obligors hereby jointly and severally agree to execute in favor of the Significant Stockholders, and the Significant Stockholders hereby agree to accept from Obligors, $100,000,000 aggregate principal amount of the Notes. The Obligations, including without limitation all principal and accrued but unpaid interest, shall be due and payable in full on the Maturity Date, but shall be subject to prepayment at any time by Parent or the Company without penalty. The "Maturity Date" shall be that date which is the earliest to occur of: (a) the later to occur of the Initial Maturity Date or the latest Extended Maturity Date; or (b) the date on which the entire unpaid principal amount and all accrued interest on each outstanding
Note is declared or otherwise becomes immediately due and payable in full under
Article 8 hereof. The "Initial Maturity Date" shall be November 7, 1999; provided, however, the Maturity Date may be extended by Obligors for successive three (3) month periods ("Extended Maturity Date(s)") if (a) at least $20,000,000 of the aggregate principal amount of the Notes, plus accrued but unpaid interest, has been paid (free of claims or liability for disgorgement to the extent provided under Article 7 hereof) on or prior to the Initial Maturity Date and an additional $20,000,000 of the aggregate principal amount of the Notes, plus accrued but unpaid interest, has been paid (free of claims or liability for disgorgement to the extent provided under Article 7 hereof) on or prior to each successive Extended Maturity Date and (b) no Event of Default shall exist hereunder at the Initial Maturity Date and on any Extended Maturity Date. Any principal payments made pursuant to the preceding sentence (to extend the Maturity Date) shall be made to satisfy outstanding principal under the Notes actually held by the Significant Stockholders (i.e., Notes other than the Escrow Notes), until such Notes are paid in full; any payments thereafter shall be applied to the Escrow Notes. The Maturity Date shall not be later than December 31, 2000.

            On the Closing Date, subject to the terms and conditions of this Agreement, the Merger Agreement and the Articles of Merger, and in reliance on the representations and warranties herein set forth, Obligors shall deliver to the Significant Stockholders the Notes, except that an amount equal to 10% of the gross consideration payable to Significant Stockholders under the Merger Agreement in aggregate principal amount of the Notes shall be delivered on behalf of the Significant Stockholders, and in accordance with the Merger Agreement, to the Escrow Agent as Escrow Notes (as such terms are defined in the Merger Agreement), all of which Notes (including without limitation the Escrow Notes) shall be dated the Closing Date and have other appropriate insertions; and the Significant Stockholders shall deliver to Parent the Certificates (as defined in the Merger Agreement) as provided in Section 1.5 of the Merger Agreement. The "Closing Date" and the "Closing" shall be as set forth in Section 6 of the Merger Agreement.

SECTION 2.2      Escrow Notes.


            The Escrow Notes delivered to the Escrow Agent at the Closing in accordance with the Merger Agreement shall be "Notes" for purposes of this Agreement and be in form and substance identical to the Notes actually received by the Significant Stockholders, except that the Escrow Notes may contain additional terms and conditions consistent with the provisions of Articles 1 and 10 of the Merger Agreement, and the Escrow Agreement (as defined in the Merger Agreement). The Escrow Notes shall be governed by this Agreement, except as set forth in Article 10 of the Merger Agreement (the "Indemnity Section") and the Escrow Agreement, the terms of which Indemnity Section and Escrow Agreement shall control over and supersede any contrary provisions of this Agreement or any other Financing Document.

SECTION 2.3      Payments.


            Except as otherwise provided in this Agreement, the Indemnity Section and the Escrow Agreement, payments on the Notes shall be made by Parent and/or the Company to Significant Stockholders by lump sum wire transfer to an account maintained and designated by Co-Agents, who shall be solely responsible for disbursing requisite funds therefrom to each Significant Stockholder or other Note holder. Each such transfer by Obligors to Co-Agents shall constitute payment to each Significant Stockholder of its Pro Rata Share thereof on the date of such transfer for all purposes hereunder, including, without limitation, Articles 2, 3 and 8, and no Event of Default shall result from any delay of Co-Agents in disbursing funds to Significant Stockholders. Each Significant Stockholder shall provide Parent and the Company with its address and telephone and facsimile numbers and shall promptly advise Obligors of any change of such address or numbers. Upon any sale or other transfer or disposition of a Note under Section 5.1 hereof, Parent and the Company shall immediately be provided with the name and address and telephone and facsimile numbers of the purchaser or transferee of such Note. Co-Agents shall at all times maintain a register of the names, addresses and facsimile numbers of holders of the Notes and provide such list to Obligors upon request, and at least five Business Days prior to each scheduled payment of principal or interest hereunder.

                                  ARTICLE THREE

                                    Interest

SECTION 3.1      Interest Rate; When Payable.


            Each Note will provide that interest on unpaid principal will accrue at a rate equal to seven percent (7%) per annum (calculated on the basis of a 365-day year), compounded quarterly, through the Initial Maturity Date. Immediately following the Initial Maturity Date, such rate shall increase to twelve percent (12%) per annum (calculated on the basis of a 365-day year), compounded quarterly, which rate shall increase by two percent (2%) per annum immediately following each Extended Maturity Date after the first Extended Maturity Date (the "First Extended Maturity Date"). Interest shall be payable in arrears (i) on a calendar quarterly basis until the Initial Maturity Date, (ii) on the Initial Maturity Date (if the Maturity Date is extended under Section 2.1), (iii) on each Extended Maturity Date prior to the Maturity Date and (iv) to the extent unpaid at maturity, on the Maturity Date.

SECTION 3.2      Default Rate.


            Each Note will further provide that upon the occurrence and during the continuation of any Event of Default (as defined in Article 8 below), the outstanding principal amount of all Notes shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate of twelve percent (12%) per annum (computed on the basis of a 365-day year), compounded quarterly, through the First Extended Maturity Date, and thereafter equal to the then applicable interest rate. Payment or acceptance of the increased rates of interest provided for in this Section 3.2 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Significant Stockholder.

SECTION 3.3      Waiver of Usury Laws.


            Notwithstanding any provision of any Financing Document, Obligors (individually and collectively) are not and will not be required to pay interest at a rate or any fee or charge in an amount prohibited by applicable law. If interest or any fee or charge payable on any date would be in a prohibited amount, then such interest, fee or charge will be automatically reduced to the maximum amount that is not prohibited, and any interest, fee or charge for subsequent periods (to the extent not prohibited by applicable law) will be increased accordingly until Co-Agents and each Significant Stockholder receives payment of the full amount of each such reduction. To the extent that any prohibited amount is actually received by Co-Agents or any Significant Stockholder, then such amount will be automatically deemed to constitute a repayment of principal indebtedness hereunder.

            Obligors covenant (to the extent that they may lawfully do so) that they will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any usury law whenever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of the Financing Documents; and Obligors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such usury law and covenants that they will not hinder, delay or impede the execution of any power herein granted to Co-Agents based on such law, but will permit the execution of every such power as though no such usury law had been enacted.

                                  ARTICLE FOUR

           Representations and Warranties of Significant Stockholders

SECTION 4.1      Investment Representations.


            Each Significant Stockholder hereby represents and warrants to Obligors that it is purchasing the Notes solely for its own account and not as nominee or agent for any other person and not with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States of America or any state thereof; and that it is an "accredited investor" as that term is defined in Rule 501 of Regulation D of the Securities Act. Each Significant Stockholder agrees to complete and provide to Parent and Company an Investor Questionnaire in such form as reasonably requested by Parent.

SECTION 4.2      Source of Consideration.


            Each Significant Stockholder represents and warrants that no part of the consideration to be exchanged for or used to purchase the Notes to be purchased by it constitutes assets allocated to any qualified trust which contains the assets of any employee pension benefit plan with respect to which Obligors or any corporation considered an affiliate of Obligors within the meaning of Section 407(d)(7) of ERISA is a party in interest or disqualified person. As used in this Section 4.2, the terms "employee pension benefit plan" and "party in interest" shall have the meanings assigned to such terms in
Section 3 of ERISA, the term "disqualified person" shall have the meaning assigned to such term in Section 4975 of the Internal Revenue Code of 1986, the term "qualified trust" shall mean any trust exempt under Section 501(a) of the Internal Revenue Code of 1986 that holds the assets of any employee pension benefit plan that is qualified under Section 401(a) of the Internal Revenue Code of 1986, and the term "affiliate" shall have the meaning assigned to it in
Section 407(d)(7) of ERISA.

                                  ARTICLE FIVE

               Post-Closing Covenants of Significant Stockholders

SECTION 5.1.     Limits on Resales of Notes.


            No Significant Stockholder shall sell or otherwise transfer or dispose of any Note or Notes on or before the Initial Maturity Date or the occurrence of an Event of Default hereunder. If a Significant Stockholder desires to sell or otherwise transfer or dispose of any Note or Notes following the Initial Maturity Date or the occurrence of an Event of Default hereunder other than pursuant to a registration statement under the Securities Act, such Significant Stockholder shall deliver to Obligors an opinion of counsel in form and substance (and from counsel) reasonably satisfactory to Obligors, that exemptions from the Securities Act and any other applicable federal or state securities laws are available; provided, however, that Obligors shall be given not less than ten (10) Business Days' prior written notice of any intended sale, transfer or disposition of a Note by a Significant Stockholder and a right of first refusal for such period to purchase such Note by paying the full principal amount and accrued but unpaid interest outstanding thereunder ("Right of First Refusal"), which Right of First Refusal shall terminate with respect to such Note (and only that Note) upon the initial sale, transfer or other disposition of such Note in accordance with this Section 5.1 to a Person other than a Significant Stockholder or Affiliated Transferee. Notwithstanding the foregoing provisions of this Section 5.1, a Significant Stockholder that is an individual may transfer a Note at any time to a family trust or limited partnership in which all of the general and limited partnership interests are held by such Significant Stockholder and members of such Significant Stockholder's immediate family (an "Affiliated Transferee") solely for estate planning purposes, subject only to the provision by such Significant Stockholder of an opinion of counsel in conformity with the preceding sentence. If any Note is sold or otherwise transferred or disposed of by a Significant Stockholder in accordance with this Section 5.1, then any purchaser, assignee or transferee of such Note (or subsequent purchaser, assignee or transferee) shall be deemed a "Significant Stockholder" under this Agreement and have the rights, duties and obligations arising hereunder. Upon issuance of the Notes, and until such time as the same is no longer required under applicable securities laws, the Notes (and all Notes issued in exchange therefor or substitution thereof) shall bear the following legend:

            "THIS NOTE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF A NOTE AND SECURITY AGREEMENT DATED AS OF MAY 7, 1999 (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF TEKELEC. EXCEPT AS OTHERWISE PROVIDED IN SUCH AGREEMENT, NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THIS NOTE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE `ACT'), OR (B) IF TEKELEC HAS BEEN FURNISHED WITH A SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF
            SECTION 5 OF THE ACT AND THE RULES AND

            REGULATIONS IN EFFECT THEREUNDER AND OTHER APPLICABLE SECURITIES LAWS."

            The first sentence of the foregoing legend shall be deleted from and shall not be applicable to a Note following the initial sale, transfer or other disposition of such Note in accordance with this Section 5.1 by a Significant Stockholder to a Person other than a Significant Stockholder or Affiliated Transferee.

            Notwithstanding the foregoing, the Escrow Notes shall not be sold or otherwise be subject to transfer or disposition so long as they are held by the Escrow Agent. Upon any release or return of any Escrow Notes to Significant Stockholders in accordance with the Indemnity Section or Escrow Agreement, such Notes shall be subject to the foregoing provisions of this Section 5.1.

SECTION 5.2      Subordination of Notes and Claims.


            The Obligations under the Notes shall be subordinate to Senior Indebtedness of Parent as provided in Article 7 hereof. Each Significant Stockholder further covenants and agrees that any claims it may have against Parent arising out of this Agreement shall be subordinated to the Senior Indebtedness to the same extent and on the same terms as the Notes are subordinate to Senior Indebtedness.

                                   ARTICLE SIX

            Post-Closing Covenants of Parent and the Company

            Until payment in full of all of the Obligations, unless a Co-Agent or Requisite Stockholders shall otherwise give prior written consent, Parent and the Company, as applicable, shall perform all covenants in this Article 6.

SECTION 6.1      Prohibition on Dividends and Distributions of Company


            The Company shall not declare, order, pay, make or set apart (i) any dividend or other distribution on account of any shares of any class of stock of the Company now or hereafter outstanding, except a dividend payable solely in shares of Capital Stock to the holders of that class (which dividend of shares shall be subject to the pledge by Parent under Article 10 hereof), or (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of stock of the Company now or hereafter outstanding held by Parent.

SECTION 6.2      Prohibition of Equity Issuances of the Company

            The Company shall not issue or sell any Capital Stock, except:

            (i) to Parent (which Capital Stock shall be subject to the pledge by Parent under Article 10 hereof); and

            (ii) as required to satisfy any pre-Merger obligations of the Company to issue or sell Capital Stock.

SECTION 6.3      Prohibition of Liens on Company Assets

            The Company shall not create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Company, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any state or under any similar recording or notice statute, except:

                 (i) Permitted Encumbrances; and

                 (ii) Other Liens junior to Liens of the Significant Stockholders so long as the indebtedness secured thereby does not exceed $1,000,000 in aggregate principal amount.

SECTION 6.4      Restriction on Certain Transactions; Asset Sales by the Company

            Neither the Company nor any wholly-owned Subsidiary of the Company shall enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), create any Subsidiary, or convey, sell, lease, sublease, license, transfer or otherwise dispose of, in one transaction or a series of transactions, any intellectual property or Material Assets, whether now owned or hereafter acquired, except:

                 (i) any Subsidiary of the Company may be created (as provided in subsection (iv) below), and merged or consolidated with or into the Company or any wholly-owned Subsidiary of the Company, or be liquidated, wound up or dissolved, or all or any substantial part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Company or any wholly-owned Subsidiary of the Company; provided that, in the case of such a merger or consolidation, the Company or such wholly-owned Subsidiary shall be the continuing or surviving corporation;

                 (ii) the Company and its Subsidiaries may sell or otherwise transfer or dispose of (a) inventory in the ordinary course of business, (b) obsolete assets and (c) intellectual property in the ordinary course of business or for value acceptable to a Co-Agent or Requisite Stockholders, and may enter into licenses of intellectual property in the ordinary course of business or for value acceptable to a Co-Agent or Requisite Stockholders; and

                 (iii) the Company and its Subsidiaries may sell or otherwise transfer or dispose of Material Assets in arms' length transactions with non-affiliated third parties for fair value, provided that the Net Cash Proceeds of any sales of Material Assets shall be applied as payment on the Notes; and

                 (iv) the Company and its Subsidiaries may create Subsidiaries and transfer assets thereto, subject in each case to (a) the consent of a Co-Agent or Requisite Stockholders or (b) each such Subsidiary becoming an obligor under the Notes and being bound by the covenants applicable to the Company hereunder, and granting a security interest and lien in all of its assets and having its Capital Stock (to the extent held by the Company or its Subsidiary) pledged to Co-Agents under the terms and conditions set forth in
Article 10 hereof.

SECTION 6.5      Limitation on Other Company Indebtedness


            The Company shall not create, incur, assume or guarantee, or otherwise become or remain liable with respect to, any Indebtedness, except:

                 (i) the Company may become and remain liable with respect to the Notes;

                 (ii) the Company may become and remain liable with respect to guarantees of Indebtedness of Parent that are subordinated to the Notes;

                 (iii) the Company may become and remain liable with respect to Purchase Money Debt;

                 (iv) the Company may become and remain liable with respect to Indebtedness described in parts (iv) and (v) of the definition thereof;

                 (v) the Company may become and remain liable with respect to Indebtedness to any of its wholly-owned Subsidiaries, and any wholly-owned Subsidiary of the Company may become and remain liable with respect to Indebtedness to the Company or any other wholly-owned Subsidiary of the Company; provided that (a) all such intercompany Indebtedness shall be evidenced by promissory notes in which Co-Agents shall have a perfected security interest under Article 10 hereof, (b) all such intercompany Indebtedness owed by the Company to any of its Subsidiaries shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement, and
(c) any payment by any Subsidiary of the Company under any guarantee of the Obligations shall result in a pro tanto reduction of the amount of any intercompany Indebtedness owed by such Subsidiary to the Company or to any of its Subsidiaries for whose benefit such payment is made;

                 (vi) the Company may become and remain liable with respect to unsecured trade debt incurred in the ordinary course of business of the Company; and

                 (vii) the Company may remain liable with respect to Indebtedness existing on the date of this Agreement.

SECTION 6.6      Affiliate Transactions with Company.

            The Company shall not engage in transactions with affiliates involving the lease, license, transfer, purchase or sale of assets, except:

                     (i) transactions of a type that have historically been in the ordinary course of business for Parent and its affiliates;

                     (ii) transactions in which fair value is received by the Company;

                     (iii) transactions otherwise permitted by a Section of this
Article 6; or

                     (iv) transactions consented to by a Co-Agent or Requisite Stockholders.

SECTION 6.7.     SEC Filings.

            Parent shall provide to Co-Agents copies of its filings with the SEC under the Securities Exchange Act of 1934, in each case within fifteen (15) days of the date of filing.

SECTION 6.8 Identification of Senior Indebtedness and Designated Senior Indebtedness.

                 From time to time, upon reasonable request by a Co-Agent, Parent will provide a list of the then-outstanding Senior Indebtedness and Designated Senior Indebtedness to Co-Agents; provided, however, that such a request may be made only once prior to the Initial Maturity Date and no more frequently than once each quarter thereafter (excluding any reasonable requests made during the continuation of an Event of Default).

                                  ARTICLE SEVEN

                             Subordination of Notes

SECTION 7.1.     Agreement of Subordination.

            Parent and the Company covenant and agree, and each Significant Stockholder or other holder of a Note likewise covenants and agrees, that all Notes shall be issued subject to the provisions of this Article 7; and each Person holding any Note, whether upon original issue or upon transfer, assignment or exchange thereof, accepts and agrees to be bound by such provisions. The payment of the principal of and interest on all Notes by Parent (but not by the Company) shall, to the extent and in the manner hereinafter set forth, be subordinated and subject in right of payment to the prior payment in full in cash of all Senior Indebtedness of Parent, whether outstanding as of the date of this Agreement or thereafter incurred; provided, however, and notwithstanding any contrary provision of this Agreement, that unless a Co-Agent or any Significant Stockholder has actual notice or knowledge of the occurrence of an event or any reason why a payment to a Co-Agent or Significant Stockholders is not permitted by this Article 7 at the time of receiving such payment, such payment shall not be subject to any claim or liability for disgorgement by Co-Agents or Significant Stockholders to or for the benefit of a holder of Senior Indebtedness under this Article 7.

SECTION 7.2.     Payments to Significant Stockholders.

            No payment shall be made with respect to the principal of, or any interest on the Notes by Parent, if:

                 (i) a default in the payment of principal, interest or other obligations due on any Senior Indebtedness of Parent has occurred and is continuing (or, in the case of Senior Indebtedness of Parent for which there is a period of grace, in the event of such a default that continues beyond the period of grace, if any, specified in the instrument or lease evidencing such Senior Indebtedness of Parent), unless and until such default shall have been cured or waived, shall have ceased to exist or shall become subject to a forbearance agreement expressly permitting payment on the Notes; or

                 (ii) a default (other than a payment default) on Designated Senior Indebtedness occurs and is continuing that then permits holders of such Designated Senior Indebtedness to accelerate its maturity and a Co-Agent receives a notice of the default (a "Payment Blockage Notice") from a representative of Designated Senior Indebtedness or a holder of Designated Senior Indebtedness or Parent.

            If a Co-Agent receives any Payment Blockage Notice pursuant to clause (ii) above, no subsequent Payment Blockage Notice shall be effective for purposes of this Section unless and until at least 365 days shall have elapsed since the initial effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to a Co-Agent (unless such default was waived, cured or otherwise ceased to exist or was subject to a forbearance agreement expressly permitting payment on the Notes and thereafter subsequently reoccurred) shall be, or be made, the basis for a subsequent Payment Blockage Notice.

            Parent may and shall resume payments on and distributions in respect of the Notes upon the earlier of:

                 (a) in the case of a payment default, the date upon which the default was cured or waived, ceases to exist or becomes subject to a forbearance agreement expressly permitting payment on the Notes, or

                 (b) in the case of a default referred to in clause (ii) above, the earlier of the date on which such default is cured or waived, ceases to exist or becomes subject to a forbearance agreement expressly permitting payment on the Notes or 180 days after the date on which the applicable Payment Blockage Notice is received if the maturity of the applicable Designated Senior Indebtedness has not been accelerated, unless this Article 7 otherwise prohibits the payment or distribution at the time of such payment or distribution as a result of a payment default with respect to the applicable Senior Indebtedness as a consequence of the acceleration of the maturity thereof or otherwise.

            Upon any payment by Parent, or distribution of assets of Parent of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or liquidation or reorganization of Parent, whether voluntary or involuntary or in bankruptcy, moratorium of payments, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Indebtedness of Parent shall first be paid in full in cash or other payment satisfactory to the holders of such Senior Indebtedness of Parent, or payment thereof in accordance with its terms provided for in cash or other payment satisfactory to the holders of such Senior Indebtedness of Parent before any payment is made on account of the principal of or interest on the Notes by Parent (other than from the Pledged Collateral or proceeds of foreclosure thereon); and upon any dissolution or winding-up or liquidation or reorganization of Parent or bankruptcy, insolvency, receivership or other proceeding, any payment by Parent, or distribution of assets of Parent of any kind or character, whether in cash, property or securities (other than the Pledged Collateral or the proceeds of foreclosure thereon), to which the Significant Stockholders or Co-Agents would be entitled, except for the provisions of this Article 7, shall (except as aforesaid), be paid by Parent or by any receiver, trustee in bankruptcy, moratorium of payments, liquidating trustee, agent or other Person making such payment or distribution, or by the Significant Stockholders or by the Co-Agents under this Agreement if received by them or it, directly to the holders of Senior Indebtedness of Parent (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness of Parent held by such holders, or as otherwise required by law or a court order) or their representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Indebtedness of Parent may have been issued, as their respective interests may appear, to the extent necessary to pay all Senior Indebtedness of Parent in full, in cash or other payment satisfactory to the holders of such Senior Indebtedness of Parent, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness of Parent, before any payment or distribution is made by Parent, its successors or representatives to the Significant Stockholders or to the Co-Agents.

            For purposes of this Article 7, the words, "cash, property or securities" shall not be deemed to include shares of stock of Parent as reorganized or readjusted, or securities of Parent or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this Article 7 with respect to the Notes to the payment of all Senior Indebtedness of Parent which may at the time be outstanding; provided that (y) the Senior Indebtedness of Parent is assumed by the new corporation, if any, resulting from any reorganization or readjustment, and (z) the rights of the holders of Senior Indebtedness of Parent (other than leases which are not assumed by Parent or the new corporation, as the case may be) are not, without the consent of such holders, altered by such reorganization or readjustment.

            In the event of the acceleration of the Notes because of an Event of Default, no payment or distribution shall be made to the Co-Agents or any Significant Stockholders in respect of the principal of or interest on the Notes by Parent, until (i) all Senior Indebtedness of Parent has been paid in full in cash or other payment satisfactory to the holders of Senior Indebtedness of Parent, (ii) such acceleration is rescinded in accordance with the terms of this Agreement or (iii) the 181st day following the date of such acceleration if no Senior Indebtedness of Parent has been accelerated prior thereto. If payment of the Notes is accelerated because of an Event of Default, Parent shall promptly notify holders of Senior Indebtedness of Parent of the acceleration.

            In the event that, notwithstanding the foregoing provisions, any payment or distribution of assets of Parent of any kind or character, whether in cash, property or securities (including, without limitation, by way of setoff or otherwise, but excluding the Pledged Collateral and any proceeds of foreclosure thereon), prohibited by the foregoing, shall be received by the Co-Agents or the Significant Stockholders before all Senior Indebtedness of Parent is paid in full in cash or other payment satisfactory to the holders of such Senior Indebtedness of Parent, or provisions made for such payment thereof in accordance with its terms in cash or other payment satisfactory to the holders of such Senior Indebtedness of Parent, such payment or distribution shall be held in trust for the benefit of and shall be paid over or delivered to the holders of Senior Indebtedness of Parent or their representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Indebtedness of Parent may have been issued, as their respective interests may appear, as calculated by Parent, for application to the payment of all Senior Indebtedness of Parent remaining unpaid to the extent necessary to pay all Senior Indebtedness of Parent in full in cash or other payment satisfactory to the holders of such Senior Indebtedness of Parent after giving effect to any concurrent payment or distribution, or provision therefor to or for the holders of such Senior Indebtedness of Parent.

SECTION 7.3.     Subrogation of Notes.

            Subject to the payment in full in cash of all Senior Indebtedness of Parent, the Significant Stockholders shall be subrogated to the extent of the payments or distributions made to the holders of such Senior Indebtedness of Parent pursuant to the provisions of this Article 7 to the rights of the holders of Senior Indebtedness of Parent to receive payments or distributions of cash, property or securities of Parent applicable to the Senior Indebtedness of Parent until the principal and interest on the Notes shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of Parent of any cash, property or securities to which the Significant Stockholders or the Co-Agents would be entitled except for the provision of this Article 7, and no payment over pursuant to the provisions of this Article 7, to or for the benefit of the holders of Senior Indebtedness of Parent by the Significant Stockholders or the Co-Agents, shall, as between Parent, its creditors other than holders of Senior Indebtedness of Parent, and the Significant Stockholders, be deemed to be a payment by Parent to or on account of the Senior Indebtedness of Parent. It is understood that the provisions of this Article 7 are and are intended solely for the purposes of defining the relative rights of the Significant Stockholders, on the one hand, and the holders of the Senior Indebtedness of the Parent on the other hand.

            Nothing contained in this Article 7 or elsewhere in this Agreement or in the Notes is intended to or shall impair, as among Parent, its creditors other than the holders of Senior Indebtedness of Parent, and the Significant Stockholders, the obligation of Parent (and the Company), which is absolute and unconditional to pay to the Significant Stockholders the principal of and interest on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Significant Stockholders and creditors of Parent other than the holders of the Senior Indebtedness of Parent, nor shall anything herein or therein prevent the Co-Agents or any Significant Stockholder from exercising all rights otherwise permitted by applicable law upon default under this Agreement or the Notes, subject to the rights, if any, under this Article 7 of the holders of Senior Indebtedness of Parent in respect of cash, property or securities of Parent (other than the Pledged Collateral and the proceeds of any foreclosure thereon) received upon the exercise of any such remedy.

            Upon any payment or distribution of assets of Parent referred to in this Article 7, the Significant Stockholders and the Co-Agents shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such bankruptcy, dissolution, winding-up, liquidation or reorganization proceedings are pending, or certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, delivered to a Co-Agent or to the Significant Stockholders, for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Indebtedness of Parent and other Indebtedness of Parent, with the amount thereof or payable thereon and all of the facts pertinent thereto or to this Article 7.

SECTION 7.4.     Authorization to Effect Subordination.

            Each Significant Stockholder by its acceptance of a Note authorizes and directs each Co-Agent on such Significant Stockholder's behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article 7 and appoints each Co-Agent to act as the Significant Stockholder's attorney-in-fact for any and all such purposes. If the Co-Agent or Significant Stockholders do not file a proper proof of claim or proof of debt in the form required in any bankruptcy or insolvency proceeding at least fifteen
(15) days before the expiration of the time to file such claim, holders of any Senior Indebtedness of Parent or their representatives are hereby authorized to file an appropriate claim for and on behalf of any Significant Stockholders.

SECTION 7.5.     No Impairment of Subordination.

            No right of any present or future holder of any Senior Indebtedness of Parent to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Parent or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by Parent with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof which any holder may have or otherwise be charged with.

SECTION 7.6.     Senior Indebtedness of Parent Entitled to Rely.

            The holders of Senior Indebtedness of Parent (including, without limitation, Designated Senior Indebtedness) shall have the right to rely upon this Article 7, and no amendment or modification of the provisions contained herein shall diminish the rights of such holders unless such holders at the time of such amendment or modification shall have agreed in writing thereto.

                                  ARTICLE EIGHT

                                Events of Default

            Each Note shall provide that if any of the following conditions or events ("Events of Default") shall occur:

SECTION 8.1.     Failure to Make Payments When Due.

            Failure to pay any installment of principal of any Note when due, whether at stated maturity, by acceleration, by notice of prepayment or otherwise; or failure to pay any interest on any Note within ten (10) Business Days after the date due; or

SECTION 8.2      Default in Other Agreements.

                 (i) Failure (a) of Parent to pay when due $1,000,000 or more of principal of or interest on any specific Indebtedness (other than Indebtedness referred to in Section 8.1) or (b) of Parent to pay when due any principal of or interest on any Indebtedness having an outstanding principal amount of $5,000,000 or more, in each case beyond the end of any grace period provided therefor; or (ii) breach or default by Parent with respect to any other material term of any evidence of any Indebtedness described in the foregoing clause (i) if the effect of such breach or default is to cause an amount of $1,000,000 or more to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); provided, however, there shall not be an Event of Default under this Section 8.2 if any default or claimed default is cured either by payment of the amount of Indebtedness that is then due or payable or by curing the cause of the default within forty-five (45) days from the date an executive officer of Parent actually becomes aware thereof (or ninety (90) days from the date an executive officer of Parent actually becomes aware thereof if Parent is attempting to remedy such default or disputes such default in good faith); or

SECTION 8.3.     Other Defaults Under Agreements.

            Parent or the Company shall default in the performance of or compliance with any term contained in this Agreement, other than any such term referred to in Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after an executive officer of Parent or the Company (other than a Significant Stockholder), as applicable, actually becomes aware of such default (or sixty (60) days thereafter if Parent or the Company is attempting to remedy such default or disputes such default in good faith); or

SECTION 8.4.     Involuntary Bankruptcy: Appointment of Receiver, etc.

                 (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Parent or the Company in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Parent or the Company under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Parent or the Company, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Parent or the Company for all or a substantial part of its property; or

SECTION 8.5.     Voluntary Bankruptcy; Appointment of Receiver, etc.

                 (i) Parent or the Company shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Parent or the Company shall make any assignment for the benefit of creditors; or (ii) Parent or the Company shall be unable or shall fail, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of Parent or the Company (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

SECTION 8.6.     Dissolution.

            Any order, judgment or decree shall be entered against Parent or the Company decreeing the dissolution or split up of Parent or the Company and such order shall remain undischarged or unstayed for a period in excess of 60 days; or

SECTION 8.7.     Judgments and Attachments.

            Any money judgment(s), writ(s) or warrant(s) of attachment or similar process(es) involving in the aggregate at any time an amount in excess of (a) $15,000,000 for Parent and (b) $5,000,000 for the Company (not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Parent or the Company or any of their respective assets and shall remain undischarged, unbonded or unstayed for a period of 60 days, excluding any judgment, writ or warrant of attachment or similar process constituting, arising out of or resulting from a breach of any representation, warranty or covenant by the Company or Stockholders (as such terms are defined in the Merger Agreement) under the Merger Agreement;

THEN (i) upon the occurrence of any Event of Default described in the foregoing
Section 8.4 or 8.5, each of the unpaid principal amount of and accrued interest on the Notes and all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Parent and the Company and
(ii) upon the occurrence and during the continuation of any other

Event of Default, Co-Agents shall, upon the written request of Requisite Stockholders, by written notice to Parent and the Company, declare all or any portion of the amounts described in clause (i) immediately above to be, and the same shall forthwith become, immediately due and payable.

            Notwithstanding anything contained in the preceding paragraph, if at any time within sixty (60) days after an acceleration of the Notes pursuant to such paragraph Obligors shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal at the rates specified in this Agreement) and all Events of Default (other than non-payment of the principal of and accrued interest on the Notes, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived, then Requisite Stockholders, by written notice to Obligors, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Significant Stockholders to a decision which may be made at the election of Requisite Stockholders and are not intended to benefit Obligors and do not grant Obligors the right to require Significant Stockholders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

                                  ARTICLE NINE

                      Co-Agents of Significant Stockholders

SECTION 9.1.     Appointment.

            The Representatives (as defined in the Merger Agreement) are hereby appointed Co-Agents hereunder and under the other Financing Documents by Significant Stockholders and each Significant Stockholder hereby authorizes each Co-Agent to act as its agent in accordance with the terms of this Agreement and the other Financing Documents. Each Co-Agent accepts such appointment and agrees to act upon the express conditions contained in this Agreement and the other Financing Documents, as applicable. The provisions of this Article 9 are solely for the benefit of Co-Agents and Significant Stockholders, and Obligors shall have no rights as a third party beneficiary of any of the provisions thereof. In performing their functions and duties under this Agreement, Co-Agents shall act solely as agents of Significant Stockholders and do not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Obligors or any other Person (other than Significant Stockholders).

SECTION 9.2.     Powers: General Immunity.


            (a) Duties Specified. Each Significant Stockholder irrevocably authorizes each Co-Agent to take such action on such Significant Stockholder's behalf and to exercise such powers hereunder and under the other Financing Documents as are specifically delegated to Co-Agents by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Co-Agents shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Financing Documents and may perform such duties by or through their agents or employees. Co-Agents shall not have, by reason of this Agreement or any of the other Financing Documents, a fiduciary relationship in respect of any Significant Stockholders; and nothing in this Agreement or any of the other Financing Documents, expressed or implied, is intended to or shall be so construed as to impose upon a Co-Agent any obligations in respect of this Agreement or any of the other Financing Documents except as expressly set forth herein or therein.

            (b) No Responsibility for Certain Matters. Co-Agents shall not be responsible to any Significant Stockholders for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Financing Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any instruments or certificates or any other documents furnished or made by Co-Agents to Significant Stockholders or by or on behalf of Obligors to Co-Agents or any Significant Stockholder in connection herewith or therewith, nor shall Co-Agents be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the existence or possible existence of any Event of Default.

            (c) Exculpatory Provisions. Co-Agents and their respective officers, directors, employees or agents shall not be liable to Significant Stockholders for any action taken or omitted hereunder or in connection herewith by Co-Agents except to the extent caused by Co-

Agents' gross negligence or willful misconduct. If a Co-Agent shall request instructions from Significant Stockholders with respect to any act or action (including the failure to take an action) in connection with this Agreement or any of the other Financing Documents, such Co-Agent shall be entitled to refrain from such act or taking such action unless and until such Co-Agent shall have received instructions from Requisite Stockholders. Without prejudice to the generality of the foregoing, (i) each Co-Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Parent or the Company), accountants, experts and other professional advisors selected by it; and (ii) no Significant Stockholder shall have any right of action whatsoever against a Co-Agent as a result of such Co-Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Financing Documents in accordance with the instructions of Requisite Stockholders. Each Co-Agent shall be entitled to refrain from exercising any power, discretion or authority vested in it under this Agreement or any of the other Financing Documents unless and until it has obtained the instructions of Requisite Stockholders. Each Co-Agent is authorized to act in accordance with and upon the instructions of Requisite Stockholders.

            (d) Co-Agent Entitled to Act as Significant Stockholder. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, a Co-Agent in its individual capacity as a Significant Stockholder hereunder. With respect to its participation in the Notes, a Co-Agent that is a Significant Stockholder shall have the same rights and powers hereunder as any other Significant Stockholder and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Significant Stockholder" or "Significant Stockholders" or any similar term shall, unless the context clearly otherwise indicates, include such Co-Agent in its individual capacity.

SECTION 9.3      Right to Indemnity.


            Each Significant Stockholder, in proportion to its Pro Rata Share, severally agrees to indemnify each Co-Agent, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against each Co-Agent in performing its duties hereunder or under the other Financing Documents or otherwise in its capacity as Co-Agent in any way relating to or arising out of this Agreement or the other Financing Documents; provided that no Significant Stockholder shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from a Co-Agent's gross negligence or willful misconduct. If any indemnity furnished to a Co-Agent for any purpose shall, in the opinion of such Co-Agent, be insufficient or become impaired, such Co-Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

SECTION 9.4.     Payee of Note Treated as Owner.


            Co-Agents may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Co-Agents. Any request, authority or consent of or any payment to any person or entity who, at the time of making such request or giving such authority or consent, or receiving such payment, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of that Note or of any Note or Notes issued in exchange therefor.

SECTION 9.5.     Successor Co-Agents.

            A Co-Agent may resign at any time by giving thirty (30) days' prior written notice thereof to Significant Stockholders, Parent and the Company, and a Co-Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Parent, the Company and Co-Agents and signed by Requisite Stockholders. Upon any such notice of resignation or any such removal, Requisite Stockholders shall have the right, upon five Business Days' notice to Obligors, to appoint a successor Co-Agent. Upon the acceptance of any appointment as Co-Agent hereunder by a successor Co-Agent, that successor Co-Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Co-Agent and the retiring or removed Co-Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Co-Agent's resignation or removal hereunder as Co-Agent, the provisions of this Article 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Co-Agent under this Agreement.

                                   ARTICLE TEN

                               Security for Notes

SECTION 10.1     Security.

            The payment and performance of Parent's and the Company's Obligations under the Notes will at all times be secured as follows:

                 (a) Grant of Security Interest. As security for the due performance and payment of the Obligations, (i) the Company hereby grants to Co-Agents, on behalf of the Significant Stockholders, a security interest in and lien on the "Company Collateral" as defined in Section 10.1(b), and (ii) Parent hereby pledges and grants a lien to Co-Agents, on behalf of the Significant Stockholders, in the "Pledged Collateral" as defined in Section 10.1(b).

                 (b) Collateral Defined. The term "Company Collateral" means, collectively, whether or not covered by Article 9 of the Uniform Commercial Code, any and all of the assets, properties, goods, inventory, equipment, furniture, fixtures, leases, supplies, records, money, deposit accounts, Capital Stock of Subsidiaries of the Company, documents, instruments, chattel paper, accounts, contract rights, investment property, financial assets, intellectual property rights (including, but not limited to, copyrights, copyright applications, moral rights, patents, patent applications, trademarks, service marks, trade names and trade secrets) and other general intangibles, of the Company, whether owned by the Company on the date of this Agreement or hereafter acquired, and all products and proceeds thereof. Notwithstanding the foregoing provisions of this Section 10.1(b), such grant of security interest shall not extend to, and the term "Company Collateral" shall not include, any equipment lease, real property lease or chattel paper which is now or hereafter held by the Company as licensee, lessee or otherwise, to the extent that (a) such equipment lease, real property lease or chattel paper is not assignable or capable of being encumbered as a matter of law or under the terms of the license, lease or other agreement applicable thereto (but solely to the extent that any such restriction shall be enforceable under applicable law), without the consent of the licensor or lessor thereof or other applicable party thereto and (b) such consent has not been obtained; provided, however, that the foregoing grant of security interest shall extend to, and the term "Company Collateral" shall include, (i) any and all proceeds of such equipment lease, real property lease or chattel paper to the extent that the assignment or encumbering of such proceeds is not so restricted and (ii) upon the consent of any such licensor, lessor or other applicable party with respect to any such otherwise excluded equipment lease, real property lease or chattel paper being obtained (which consent shall be required only at a Co-Agent's request following an Event of Default hereunder), thereafter such equipment lease, real property lease or chattel paper as well as any and all proceeds thereof that might theretofore have been excluded from such grant of a security interest and the term "Company Collateral".

            The term "Pledged Collateral" means the Capital Stock of the Company held by Parent, now or hereafter, and all dividends and distributions thereon. In the event that any stock dividend, reclassification, readjustment, stock split or other change is declared or made with respect to the Pledged Collateral, or if warrants or any other rights, options or securities are issued to Parent in respect of the Pledged Collateral, then all new, substituted and/or additional shares or other securities issued by reason of such change or by the exercise of such warrants, rights, options or securities will be automatically pledged to Co-Agents and become part of the Pledged Collateral. Notwithstanding this Agreement, so long as Parent owns the Pledged Collateral and no Event of Default has occurred and is continuing, Parent will be entitled to vote any shares comprising the Pledged Collateral, subject to any proxies granted by Parent.

            The Company Collateral and Pledged Collateral shall be referred to herein as the "Collateral".

                 (c) Delivery of Certain Collateral. Any Collateral (other than checks) as to which possession is required under applicable law to perfect Co-Agents' security interest therein, shall be delivered to Co-Agents or, at Parent's request, an independent escrow holder acceptable to Parent and Co-Agents. Any such Collateral shall be duly endorsed and accompanied by duly executed instruments of transfer or assignment in blank, as applicable.

                 (d) Financing Statements. So long as Obligors have any Obligations to Significant Stockholders under the Notes, Obligors will promptly execute and deliver to Co-Agents such notices, financing statements, or other documents and papers (including, but not limited to, such documents as may be filed with the U.S. Register of Copyrights and the U.S. Patent and Trademark Office in order to perfect Co-Agents' security interest in the Company's patents, patent applications, registered trademarks, registered copyrights and applications therefor) as Co-Agents may reasonably require in order to perfect and maintain the security interest in and lien on the Collateral granted to Co-Agents hereby. Notwithstanding the foregoing provisions of this Section 10.1(d), and except upon the occurrence and during the continuation of an Event of Default, the Company shall not be required to take any action that would restrict or limit its access to its deposit accounts. Upon the full and final discharge of all of the Obligations, each Co-Agent and each Significant Stockholder will execute and deliver such documents as may be reasonably necessary and requested and provided by Obligors to release the Collateral from the security interest and lien granted to Co-Agents in this Agreement, and return (or cause to be returned) to Obligors any Collateral in the possession of Co-Agents or their agents including, without limitation, the Pledged Collateral.

                 (e) Co-Agents' Obligations and Duties. The Significant Stockholders hereby appoint each Co-Agent to act as the agent, attorney-in-fact and representative of the Significant Stockholders to execute and deliver any and all documents, and to exercise any and all rights and remedies of the Significant Stockholders under this Article 10, by and on behalf of the Significant Stockholders. Anything herein to the contrary notwithstanding, Obligors shall remain liable under each contract or agreement comprised in the Collateral to be observed or performed by them thereunder. A Co-Agent shall not have any obligation or liability under any such contract or agreement by reason of or arising out of this Agreement or the receipt by a Co-Agent of any payment relating to any of the Collateral, nor shall a Co-Agent be obligated in any manner to perform any of the obligations of Obligors under or pursuant to any such contract or agreement, to make inquiry as to the nature or sufficiency of any payment received by a Co-Agent in respect of the Collateral or as to the sufficiency of any performance by any party under any such contract or agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to Co-Agents or to which Co-Agents may be entitled at any time or times. Co-Agents' sole duty with respect to the custody, safe keeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Uniform Commercial Code of the State of California or otherwise, shall be to deal with such Collateral in the same manner as Co-Agents deal with similar property for their own accounts.

SECTION 10.2.    Rights and Remedies Upon Event of Default.

                 (a) Remedies. If an Event of Default shall have occurred and be continuing, Co-Agents may, without notice to or demand upon Obligors, declare this Agreement to be in default, and Co-Agents shall thereafter have in any jurisdiction in which enforcement hereof is sought, in addition to all other rights and remedies available under contract and applicable law, the rights and remedies of a secured party under the Uniform Commercial Code, including, without limitation, the right to take possession of the Collateral, and for that purpose Co-Agents may, so far as Obligors can give authority therefor, enter upon any premises on which the Collateral may be situated and remove the same therefrom. Co-Agents may in their discretion require Obligors to assemble all or any part of the Collateral at such location or locations within the state(s) of Obligors' principal offices(s) or at such other locations as Co-Agents may designate. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Co-Agents shall give to Obligors at least ten (10) Business Days' prior written notice of the time and place of any public sale of Collateral or of the time after which any private sale or any other intended disposition is to be made. Obligors hereby acknowledges that ten (10) Business Days' prior written notice of such sale or sales shall be reasonable notice.

                 (b) No Election of Remedies. The election by Co-Agent of any right or remedy will not prevent it from exercising any other right or remedy against Obligors. All rights and remedies are cumulative.

                 (c) Sales of Collateral. Any item of Collateral may be sold for cash or other value at public or private sale or other disposition and the proceeds thereof collected by or for the Significant Stockholders. Obligors agree to promptly execute and deliver, or promptly cause to be executed and delivered, such instruments, documents, assignments, waivers, certificates and affidavits and supply or cause to be supplied such further information and take such further action as Co-Agents may require in connection with any such sale or disposition. Co-Agents will have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in Obligors, which right or equity is hereby waived or released.

                 (d) Application of Proceeds. The proceeds of all sales and collections in respect of the Collateral, the application of which is not otherwise specifically herein provided for, will be applied as follows: (i) first, to the payment of the costs and expenses of such sale or sales and collections and the attorneys' fees and out-of-pocket expenses incurred by Co-Agents relating to costs of collection; (ii) second, any surplus then remaining will be applied first to the pro rata payment of all unpaid interest accrued under each Note, and then to the pro rata payment of unpaid principal under each Note; and (iii) third, any surplus then remaining will be paid to Obligors, as applicable.

SECTION 10.3.    Termination.

            When all Obligations have been paid and performed in full and discharged, all security interests and other Liens granted to Co-Agents under this Agreement will terminate.

                                 ARTICLE ELEVEN

                                  Miscellaneous


SECTION 11.1.    Ratable Sharing.

            Significant Stockholders hereby agree among themselves that if any of them shall, whether by voluntary payment, by realization upon security, through the exercise of any right of set-off or recoupment, by counterclaim or cross-action or by the enforcement of any right under the Financing Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to that Significant Stockholder hereunder or under the other Financing Documents (collectively, the "Aggregate Amounts Due" to such Significant Stockholder) which is greater than the proportion received by any other Significant Stockholder in respect of the Aggregate Amounts Due to such other Significant Stockholder, then the Significant Stockholder receiving such proportionately greater payment shall (i) notify Co-Agents and each other Significant Stockholder of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Significant Stockholders so that all such recoveries of Aggregate Amounts Due shall be shared by all Significant Stockholders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Significant Stockholder is thereafter recovered from such Significant Stockholder upon the bankruptcy or reorganization of Parent or the Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Significant Stockholder ratably to the extent of such recovery, but without interest. Obligors expressly consent to the foregoing arrangement and agree that any holder of a participation so purchased may exercise any and all rights of set-off, recoupment or counterclaim with respect to any and all monies owing by Parent or the Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

SECTION 11.2.    Set Off.

            In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, Obligors are hereby authorized by each Significant Shareholder at any time or from time to time, without notice to Significant Shareholders or to any other Person, any such notice being hereby expressly waived, to set off, recoup or to appropriate and to apply any and all indebtedness at any time held or owing by Obligors to or for the credit or the account of Significant Stockholders against and on account of the obligations and liabilities of Significant Stockholders to Obligors arising out of indemnity claims of Parent to the extent that such claims have been resolved in Parent's favor in accordance with the Indemnity Section and the Escrow Agreement. Any such setoff, recoupment, appropriation or application shall be subject to the terms, conditions and limitations of the Indemnity Section and Escrow Agreement. Except as provided in this Section 11.2 and in the Indemnity Section and Escrow Agreement, Obligors shall have no other right of setoff or recoupment with respect to the Obligations.

SECTION 11.3.    Governing Law.

            The internal laws of the State of California (irrespective of its choice of law principles) will govern the validity of the Financing Documents, the construction of their terms, and the interpretation and enforcement of the rights and duties of the parties thereto.

SECTION 11.4.    Assignment; Successors and Assigns.

            Except as set forth in Section 5.1, no party hereto may assign or delegate any of its rights or obligations under the Financing Documents without the prior written consent of the Obligors and Requisite Stockholders. Any purported assignment not permitted by this Section shall be void. The Financing Documents will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

SECTION 11.5.    Severability.

            If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

SECTION 11.6.    Counterparts.

            This Agreement may be executed in counterparts, each of which will be an original as regards any party whose name appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all parties reflected hereon as signatories.

SECTION 11.7.    Other Remedies.

            Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

SECTION 11.8.    Amendment and Waivers.

            Any term or provision of this Agreement may be amended only by a writing signed by Obligors and Requisite Stockholders. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The failure of any party to enforce any of the provisions hereof or any other Financing Document will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

SECTION 11.9.    Expenses.

            Each party will bear its respective expenses and fees of its own accountants, attorneys, investment bankers and other professionals incurred with respect to the execution of this Agreement, the other Financing Documents and the transactions contemplated hereby, except that Obligors shall bear, or reimburse Co-Agents for, reasonable fees and expenses incurred by Co-Agents in preparing and filing the documents described in Section 10.1(d) hereof.

SECTION 11.10.   Attorneys' Fees.

            Should suit be brought to enforce or interpret any part of this Agreement or the other Financing Documents, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

SECTION 11.11.   Notices.

            Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally, by mail or express delivery, postage prepaid, or telecopy (confirmed in writing) and will be deemed given upon actual delivery or, if mailed by registered or certified mail, on the third business day following deposit in the mails, addressed as follows:

                               (i)        If to Parent and/or the Company:

                                          Tekelec
                                          26580 West Agoura Road
                                          Calabasas, CA 91302
                                          Attention: General Counsel
                                          Fax: (818) 880-0176
                                          with a copy to:

                                          Fenwick & West LLP
                                          Two Palo Alto Square
                                          Palo Alto, California  94306
                                          Attention:  Dennis R. DeBroeck
                                          Fax:  415-494-1417

                               (ii)       If to the Co-Agents and/or Significant
                                          Stockholders:

                                          Thomas Loo, Esq.
                                          Bryan Cave LLP
                                          120 Broadway, Suite 300
                                          Santa Monica, CA 90404
                                          Fax:  (310) 576-2200


                                          Gary Crockett
                                          IEX Corporation
                                          2425 North Central Expressway
                                          Richardson, TX 75080-2736
                                          Fax:  (972)301-4854

                                          with a copy to:

                                          Bryan Cave LLP
                                          120 Broadway, Suite 300
                                          Santa Monica, CA  90404
                                          Attention:  Tom Loo, Esq.
                                          Fax: 310-576-2200


         or to such other address as the party in question may have furnished to the other parties by written notice given in accordance with this Section 11.11.

SECTION 11.12.   Construction of Agreement.

         The language hereof will not be construed for or against any party. A reference to an article, Section or exhibit will mean an article or Section in, or an exhibit to, this Agreement, unless otherwise explicitly set forth. The titles and headings in this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement. For the purposes of such construction, this Agreement will be considered as a whole.

SECTION 11.13.   Further Assurances.

         Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by the other parties to evidence and reflect the transactions provided for herein and to carry into effect the intent of this Agreement.

SECTION 11.14.   Other Waivers.

         Until the Obligations are satisfied in full, (a) Parent and the Company each waive, to the fullest extent permitted by law, any defense or benefit that may be derived from or afforded by law that limits the liability of or exonerates guarantors or sureties, including, without limitation, California Civil Code sections 2809, 2810, 2819, 2845, 2847, 2849 and 2850, and (b) neither
Parent nor the Company shall pursue rights of subrogation or contribution against the other with respect to the Obligations.

SECTION 11.15.   Entire Agreement

         This Agreement, the Notes, the exhibits hereto and thereto and agreements (or portions thereof) referenced herein or therein constitute the entire understanding and agreement of the parties hereto with respect to the subject matter of the Financing Documents and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter of the Financing Documents. The express terms of the Financing Documents control and supersede any course of performance or usage of trade inconsistent with any of the terms of the Financing Documents.

SECTION 11.16.   Submission to Jurisdiction; Waiver of Jury Trial

         EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY CALIFORNIA STATE OR FEDERAL COURT SITTING IN THE COUNTY OF LOS ANGELES IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS AND/OR SEEKING INJUNCTIVE OR EQUITABLE RELIEF, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TRIAL BY JURY AND ANY OBJECTION THAT SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT WITH RESPECT TO ANY FINANCING DOCUMENT AND ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

                                   SIGNATURES

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the date first above written.



                                            TEKELEC


                                            By: /s/ GILLES C. GODIN
                                               -------------------------------
                                            Title: CFO and Vice President,
                                                   Finance


                                            IEX CORPORATION


                                            By: /s/ GARY CROCKET
                                               -------------------------------
                                            Title: CEO


                                            TEKNEKRON PARTNERS II


                                            By: /s/ LESLIE K. WAGNER
                                              -------------------------------
                                            Title: General Partner


                                            IEX PARTNERS


                                            By: /s/ LESLIE K. WAGNER
                                               -------------------------------
                                            Title: General Partner


                                            TEKNEKRON CORPORATION


                                            By: /s/ HARVEY E. WAGNER
                                               -------------------------------
                                            Title: CEO

                                            /s/ GARY CROCKETT
                                            ----------------------------------
                                            Gary Crockett

                                            /s/ STEPHEN LYNN
                                            ----------------------------------
                                            Stephen Lynn

                                            /s/ DEBRA MAY
                                            ----------------------------------
                                            Debra May

                                            /s/ DAVID LAIZEROVICH
                                            ----------------------------------
                                            David Laizerovich

                                            /s/ JEFFREY KUPP
                                            ----------------------------------
                                            Jeffrey Kupp

                                            /s/ JEROME BALL
                                            ----------------------------------
                                            Jerome Ball

                                            /s/ JOE DEFENDERFER
                                            ----------------------------------
                                            Joe Defenderfer

                                            /s/ BRAD SIMMONS
                                            ----------------------------------
                                            Brad Simmons

                         EXHIBIT A (Note and Security Agreement)
                         EXHIBIT B (Agreement and Plan of Reorganization)


THIS NOTE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF A NOTE AND SECURITY AGREEMENT DATED AS OF MAY 7, 1999 (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF TEKELEC. EXCEPT AS OTHERWISE PROVIDED IN SUCH AGREEMENT, NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THIS NOTE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE `ACT'), OR (B) IF TEKELEC HAS BEEN FURNISHED WITH A SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF THE ACT AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND OTHER APPLICABLE SECURITIES LAWS.


                         FORM OF SECURED PROMISSORY NOTE

$________________                                             as of May 7, 1999

         FOR VALUE RECEIVED, the undersigned Tekelec, a California corporation, and IEX Corporation, a Nevada corporation, (collectively the "Obligors"), hereby jointly and severally promise to pay to the order of [INSERT NAME OF SIGNIFICANT STOCKHOLDER] ("Holder"):

            (a) prior to or on the Maturity Date the principal amount of [INSERT AMOUNT] DOLLARS ($_______________), evidencing the indebtedness owing by the Obligors to Holder pursuant to the Note and Security Agreement dated as of May 7, 1999 (as amended and in effect from time to time, and as subject by its terms to the Agreement and Plan of Reorganization, dated April 20, 1999 and other documents referenced in such Note and Security Agreement, the "Note Agreement"), by and among the Obligors and the Significant Stockholders; and

            (b) interest from the date hereof on the principal amount from time to time outstanding to and including the maturity hereof at the rates and terms and in all cases in accordance with the terms of the Note Agreement.

         This Note evidences indebtedness under and has been issued by the Obligors in accordance with the terms of the Note Agreement. Holder is entitled to the benefits of the Note Agreement and may enforce the agreements of the Obligors contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Note Agreement.

         The Obligors have the right, and the obligation under certain circumstances, to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Note Agreement.

         If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Note Agreement.

         No delay or omission on the part of Holder in exercising any right hereunder shall operate as a waiver of such right or of any other rights of Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any future occasion.

         Obligors hereby waive presentment, demand, notice, notice of acceleration, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person liable.

         THIS NOTE AND THE OBLIGATIONS OF OBLIGORS HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF CALIFORNIA (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OR LAW). OBLIGORS AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE BROUGHT IN ANY CALIFORNIA STATE OR FEDERAL COURT SITTING IN THE COUNTY OF LOS ANGELES AND CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON OBLIGORS BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 11.11 OF THE NOTE AGREEMENT. OBLIGORS HEREBY WAIVE TRIAL BY JURY AND ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

         IN WITNESS WHEREOF, each of the undersigned, jointly and severally, has caused this Note to be signed by its duly authorized officer as of the day and year first above written.



                                            TEKELEC


                                            By:_______________________________
                                               Title:




                                            IEX CORPORATION



                                            By:_______________________________
                                               Title: